UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

November 19, 2015 Date of Report (Date of earliest event reported)

HESKA CORPORATION (Exact name of Registrant as specified in its charter)

Delaware	000-22427	77-0192527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3760 Rocky Mountain Avenue Loveland, Colorado 80538 (Address of principal executive offices, including zip code)

(970) 493-7272 (Registrant’s telephone number, including area code)

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 19, 2015, the Board of Directors of Heska Corporation (the “Company”) determined John McMahon, age 50, would serve as the Company’s principal accounting officer. Mr. McMahon joined the Company on October 14, 2015, and will continue to receive an annual base salary of $230,000 pursuant to his existing employment agreement with the Company dated October 14, 2015.

Mr. McMahon was appointed Vice President, Financial Operations and Controller of the Company in October 2015. From March 2014 until May 2015, he served as Vice President and Corporate Controller of Pinnacle Agriculture Holdings, LLC, an agricultural retail and wholesale distribution business. From August 2008 to March 2014, he served as Vice President and Corporate Controller of Advanced Energy Industries, Inc., a provider of power and control technologies for high-growth, precision power solutions for thin films processes and industrial applications. Mr. McMahon is a C.P.A. and holds an M.B.A. in Finance from California State University and a B.S. in Communications from Kutztown University.

There are no arrangements or understandings between Mr. McMahon and any other person in connection with his appointment or employment with the Company. Mr. McMahon does not have any family relationships with any director or executive officer of the Company or any person nominated or chosen to become a director or executive officer of the Company, and there are no “related person” transactions (within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission) between Mr. McMahon and the Company.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HESKA CORPORATION, a Delaware corporation

Dated: November 24, 2015	By:	/s/ Jason A. Napolitano
Jason A. Napolitano Executive Vice President, Chief Operating Officer, Chief Financial Officer and Secretary